April 10, 2015

Financial Institutions, Inc.
220 Liberty Street
Warsaw, New York 14569

     Re:     Registration Statement on Form S-3 (Registration No. 333-202791)

Ladies and Gentlemen:

We have acted as counsel to Financial Institutions, Inc., a New York corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-3 (Registration No. 333-202791) on March 16, 2015 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) that was declared effective by the SEC on March 30, 2015. Reference is made to our opinion dated March 16, 2015, included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the Company’s filing of a preliminary prospectus supplement to the Base Prospectus, dated April 9, 2015 and the final prospectus supplement to the Base Prospectus, dated April 9, 2015, both filed with the SEC pursuant to Rule 424 of the Securities Act (together, the “Prospectus Supplement”). The Prospectus Supplement relates to the issuance and sale by the Company of $40 million aggregate principal amount of the Company’s 6.00% Fixed to Floating Rate Subordinated Notes due 2030 (the “Debt Securities”) pursuant to an Underwriting Agreement, dated April 9, 2015, between the Company and Sterne Agee & Leach, Inc.

The Debt Securities are to be issued pursuant to a subordinated indenture between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”) to be dated on or about April 14, 2015 (the “Base Indenture”), as supplemented by the first supplemental subordinated indenture between the Company and the Trustee to be dated on or about April 14, 2015 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

As such counsel, and for purposes of our opinion set forth below, we have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. We have assumed and relied, without independent investigation, upon, among other things that any action taken by any Person in connection with the performance or enforcement of the Indenture or Debt Securities will be lawful, commercially reasonable and taken in good faith and only in circumstances and in a manner in which it is equitable and commercially reasonable to do so and otherwise in accordance with applicable law.

In rendering our opinion set forth below, we have assumed that the Trustee has the power, corporate or other, to enter into and perform its obligations under the Indenture and that the Indenture will be a valid and binding obligation of the Trustee. We have also assumed (i) the due authentication of the Debt Securities by the Trustee, (ii) that there will not have occurred, prior to the date of issuance of the Debt Securities, (a) any change in law affecting the validity or enforceability of such Debt Securities or (b) any amendments to the Indenture or the Debt Securities, and (iii) that at the time of the issuance and sale of the Debt Securities, (a) the Company is validly existing and in good standing under the laws of the State of New York, (b) the Company has not amended its certificate of incorporation or bylaws and (c) the Board of Directors of the Company and any committee thereof has not taken any action to amend, rescind or otherwise reduce its prior authorization of the issuance of the Debt Securities.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Debt Securities, when executed, authenticated and delivered in accordance with the terms of the Indenture and paid for by the purchasers thereof, will constitute valid and binding obligations of the Company.

     The opinions expressed above are subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (ii) constitutional and public policy limitations and general principles of equity.

In addition, we express no opinion as to: (i) the right to collect any payment to the extent that such payment constitutes a penalty, premium, forfeiture, or late payment charge; (ii) whether the exercise of a remedy limits or precludes the exercise of another remedy; and (iii) any purported right of indemnification or exculpation with respect to illegal acts, intentional torts, negligence, willful conduct, or violations of securities laws.

We express no opinion with respect to the effect of any law other than the law of the State of New York.

We express no opinion with respect to compliance by the Company or any other party with the requirements of the New York “blue sky” laws or the effect of any non-compliance with such requirements on the enforceability of the Indenture or the Securities.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We consent to the use of this opinion as an exhibit to a Current Report on Form 8-K, which Form 8-K will be incorporated by reference into the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the changes may affect the legal analysis or legal conclusion or other matters in this letter.

Very truly yours,

/s/ Harter Secrest & Emery LLP